EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

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                         SUBSIDIARIES OF THE REGISTRANT

Sound Federal Savings and Loan Association, wholly-owned by the Registrant and incorporated under federal law

Sound REIT,
wholly-owned by Sound Federal Savings and Loan Association and incorporated in New York State